Exhibit 4.15

LIMITED LIABILITY PARTNERSHIP

THE DIAGEO 2001 SHARE INCENTIVE PLAN

Ref:  RTT/G1535/00417

Inland Revenue:  A1347

Adopted:  5 September 2001

Approved:  3 October 2001

Amended:  17 April 2002

Amended: 20 October 2004

Amended:  7 February 2007

THE DIAGEO 2001 SHARE INCENTIVE PLAN

1.                                 DEFINITIONS

1.1                           In this Plan, unless the context otherwise requires:

“Accumulation Period” means in relation to Partnership Shares, a period specified by the Board not exceeding twelve months during which the Trustees accumulate a Qualifying Employee’s Partnership Share Money before purchasing Partnership Shares or repaying it to the employee;

“Acquisition Date” means:

(a)                                      in relation to Partnership Shares, where there is no Accumulation Period, the date set by the Trustees in relation to the Award, being a date within 30 days after the last date on which the Partnership Share Money to be applied in purchasing the Partnership Shares was deducted;

(b)                                     in relation to Partnership Shares, where there is an Accumulation Period, the date set by the Trustees in relation to the Award, being a date within 30 days after the end of the Accumulation Period which applies in relation to the Award; and

(c)                                      in relation to Dividend Shares, the date set by the Trustees in relation to the acquisition of such Shares, being a date within 30 days after the dividend is received by them;

“Associated Company” has the same meaning as in section 416 of the Taxes Act 1988;

“Award Date” means in relation to Free Shares or Matching Shares, the date on which such Shares are awarded;

“Award” means:

(a)                                      in relation to Free Shares and Matching Shares, the appropriation of Free Shares and Matching Shares in accordance with the Plan; and

(b)                                     in relation to Partnership Shares, the purchase of Partnership Shares on behalf of Qualifying Employees in accordance with the Plan.

“the Board” means the board of directors of the Company or a committee appointed by them;

“Capital Receipt” has the same meaning as in paragraph 79 of the Schedule;

“Close Company” has the same meaning as in section 414 of the Taxes Act 1988;

“the Company” means Diageo plc;

“Control” has the same meaning as in Section 840 of the Taxes Act 1988;

“Dealing Day” means a day on which the Stock Exchange is open for business;

“the Deed” means the trust instrument intended to be made following the adoption of the Plan by the Company in connection with the Plan;

“Dividend Shares” means Shares purchased on behalf of a Participant from reinvestment of dividends under Part D of the Plan and which are subject to the Plan;

“Forfeiture Period” means the period of three years beginning with the Award Date;

“Free Share Agreement” means an agreement in the terms set out in Appendix A;

“Free Shares” means Shares awarded under Part A of the Plan which are subject to the Plan;

“Group Plan” means the Plan as established by the Company and extending to its Subsidiaries which are Participating Companies;

“Holding Period” means:

(a)                                      in relation to Free Shares, the period specified by the Board as mentioned in Rule 8.13;

(b)                                     in relation to Matching Shares, the period specified by the Board as mentioned in Rule 10.5; and

(c)                                      in relation to Dividend Shares, the period of three years from the Acquisition Date;

“Initial Market Value” means the Market Value of a Share on an Award Date and, where the Share is subject to a restriction or risk of forfeiture, the Market Value shall be determined without reference to that restriction or risk;

“Market Value” means on any day:

(a)                                      if the Shares have been admitted to the Daily Official List of the Stock Exchange, the average of the middle market quotations of a Share as derived from the Daily Official List of the Stock Exchange for the three immediately preceding Dealing Days;

(b)                                     if the Shares have not been admitted to the Daily Official List of the Stock Exchange, the Market Value of a Share determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed for the purposes of the Plan with the Inland Revenue Shares Valuation Division on or before that day; or

(c)                                      in relation to Shares purchased with Partnership Share Money other than by way of subscription, the actual purchase cost of the Shares provided that all the Shares are acquired on the same date as they are awarded as Partnership Shares;

(d)                                     In relation to Matching Shares which relate to Partnership Shares which have been purchased in accordance with paragraph (c) above, the Market Value of each Matching Share shall be the same as the Market Value of each Partnership Share acquired on that date(1);

“Matching Shares” means Shares awarded under Part C of the Plan and which are subject to the Plan;

“Material Interest” has the same meaning as in paragraph 15 of the Schedule;

“NICs” means National Insurance contributions;

“Participant” means an individual who has received under the Plan an Award of Free Shares, Matching Shares or Partnership Shares, or on whose behalf Dividend Shares have been acquired;

“Participating Company” means the Company and such of its Subsidiaries as have executed deeds of adherence to the Plan under clause 14 of the Deed;

“Partnership Shares” means Shares awarded under Part B of the Plan and which are subject to the Plan;

“Partnership Share Agreement” means an agreement in the terms set out in Appendix B;

“Partnership Share Money” means money deducted from a Qualifying Employee’s Salary pursuant to a Partnership Share Agreement and held by the Trustees to purchase Partnership Shares or to be returned to such a person;

“PAYE” means the requirements of Pay As You Earn as prescribed by sections 203 to 203L of the Taxes Act 1988 or regulations under section 203 of that Act;

“Performance Allowances” means the criteria for an Award of Free Shares where:

(a)                                      whether Shares are awarded; or

(b)                                     the number or value of Shares awarded

is conditional on performance targets being met;

“the Plan” means the Diageo 2001 Share Incentive Plan;

“Plan Shares” means:

(a)                                      Free Shares, Matching Shares or Partnership Shares awarded to Participants;

(b)                                     Dividend Shares acquired on behalf of Participants; and

(c)                                      shares in relation to which paragraph 115(5) (company reconstructions: new shares) of the Schedule applies, in each case that remain subject to the Plan;

“Plan Termination Notice” means a notice issued under paragraph 120 of the Schedule;

(1) Paragraph (d) of definition of Market Value added with effect from 17 April 2002.

“Profit Sharing Scheme” means a profit-sharing scheme approved by the Board of Inland Revenue under Schedule 9 of the Taxes Act 1988;

“Qualifying Company” means:

(a)                                      a company that is a Participating Company at the end of the Qualifying Period; or

(b)                                     a company that when the individual was employed by it was a Participating Company; or

(c)                                      a company that when the individual was employed by it was an Associated Company of

(i)                        a company qualifying under paragraph (a) or (b); or

(ii)                     another company qualifying under paragraph 14 of the Schedule;

“Qualifying Corporate Bond” has the same meaning as in section 117 of the Taxation of Chargeable Gains Act 1992;

“Qualifying Employee” means an employee who must be invited to participate in an award in accordance with Rule 3.6 and any employee who the Company has invited in accordance with Rule 3.7;

“Qualifying Period” means:

(a)                                        in the case of Free Shares, 18 months before the Award is made or such other period not exceeding that period as the Board may determine in relation to the Award;

(b)                                       in the case of Partnership Shares and Matching Shares where there is an Accumulation Period, 6 months before the start of the Accumulation Period or such other period not exceeding that period as the Board may determine in relation to the Award; and

(c)                                        in the case of Partnership Shares and Matching Shares where there is no Accumulation Period, 18 months before the deduction of Partnership Share Money relating to the Award or such other period not exceeding that period as the Board may determine in relation to the Award;

“Redundancy” has the same meaning as in the Employment Rights Act 1996;

“Relevant Employment” means employment by the Company or any Associated Company;

“Retirement Age” means age 50;

“Salary” has the same meaning as in paragraph 48 of the Schedule;

“the Schedule” means Schedule 8 to the Finance Act 2000;

“Shares” means ordinary shares in the capital of the Company which comply with the conditions set out in paragraph 59 of the Schedule;

“the Stock Exchange” means the London Stock Exchange plc;

“Subsidiary” means a body corporate which is a subsidiary of the Company (within the meaning of section 736 of the Companies Act 1985) and of which the Company has Control;

“Tax Year” means a year beginning on 6 April and ending on the following 5 April;

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“the Trustees” means the trustees or trustee for the time being of the Deed;

“the Trust Fund” means all assets transferred to the Trustees to be held on the terms of the Deed and the assets from time to time representing such assets, including any accumulations of income;

“the Trust Period” means the period of 80 years beginning with the date of the Deed.

1.2                           Any reference in this Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.3                           Words of the feminine gender shall include the masculine and vice versa and words in the singular shall include the plural and vice versa unless, in either case, the context otherwise requires or it is otherwise stated.

1.4                           Expressions in italics are for guidance only and do not form part of the Plan.

2.                                 PURPOSE OF THE PLAN

The purpose of the Plan is to enable employees of Participating Companies to acquire Shares in the Company which give them a continuing stake in the Company.

3.                                 ELIGIBILITY OF INDIVIDUALS

3.1                           Subject to Rule 3.4, individuals may participate in an Award only if:

3.1.1                            they are employees of a Participating Company;

3.1.2                            they have been employees of a Qualifying Company at all times during any Qualifying Period;

3.1.3                            they are eligible on the relevant date(s) as set out in Rule 3.5; and

3.1.4                            they do not fail to be eligible under either or both of Rules 3.2 or 3.3.

3.2                           Individuals are not eligible to participate in an Award of Shares if they have, or within the preceding twelve months have had, a Material Interest in:

3.2.1                            a Close Company whose Shares may be appropriated or acquired under the Plan; or

3.2.2                            a company which has Control of such a company or is a member of a consortium which owns such a company.

3.3                           Individuals are not eligible to participate in an Award of Free Shares in any Tax Year if in that Tax Year:

3.3.1                            they have been awarded shares under a Profit-Sharing Scheme established by the Company or a Connected Company, or are to be awarded such shares at the same time; or

3.3.2                            they have participated in (or are at the same time to participate in) another plan established by the Company or a Connected Company and approved under the Schedule, or if they would have participated in such a plan but for their failure to meet the relevant Performance Allowances.

3.4                           Individuals are not eligible to participate in an Award of Partnership Shares or Matching Shares in any Tax Year if in that Tax Year they have participated in (or are at the same time to participate in) another plan established by the Company or a Connected Company and approved under the Schedule, or if they would have participated in such a plan but for their failure to meet the relevant Performance Allowances.

3.5                           The relevant dates mentioned in Rule 3.1.3 are:

3.5.1                            in the case of Free Shares, the date on which the Award of such shares is made;

3.5.2                            in the case of Partnership Shares or Matching Shares where there is no Accumulation Period, the date on which the Partnership Share Money relating to the Award is deducted; and

3.5.3                            in the case of Partnership Shares or Matching Shares where there is an Accumulation Period, the date on which the Partnership Share Money relating to the Award is first deducted.

Employees who must be invited to participate in Awards

3.6                           Individuals shall be invited to participate in the Plan if they meet the requirements in Rule 3.1 and are chargeable to tax under Case I of Schedule E in respect of their employment.

Employees who may be invited to participate in Awards

3.7                           The Board may also invite any employee who meets the requirements in Rule 3.1 to participate in the Plan.

4.                                 PARTICIPATION ON SAME TERMS

4.1                           Subject to Rule 8.11, every Qualifying Employee who is invited to participate in this Plan shall be invited to participate on the same terms and those who do participate shall do so on the same terms.

4.2                           The Company may make an Award of Free Shares to Qualifying Employees by reference to their remuneration, length of service or hours worked.

4.3                           The Company may make an Award of Free Shares to Qualifying Employees by reference to their performance as set out in Rule 8.5.

5.                                 LIMITS

5.1                           No Shares shall be issued to the Trustees under the Plan in any calendar year which would, at the time they are issued, cause the aggregate of:

5.1.1         the number of Shares issued under the Plan in the period of 10 calendar years ending with that year; and

5.1.2         the number of Shares which shall have been or may be issued in pursuance of options granted in that period, or shall have been granted in that period otherwise than in pursuance of options, under any employees’ share scheme adopted by the Company, to exceed such number as represents 10% of the ordinary share capital of the Company in issue at that time.

5.2                           Any treasury shares held by the Company which are transferred to the Trustees under the Plan shall be treated as issued for the purposes of the limit in Rule 5.1 above.

5.3                           No Awards shall be made after the period of 10 years beginning with the date on which the Plan is adopted by the Company (which was 5 September 2001).

6.                                 ALTERATIONS AND ADDITIONS

6.1                           Subject to Rule 6.2, the Board may, with the Trustees’ written consent, at any time alter this Plan in any respect provided that, if such an alteration is made at a time when this Plan is approved by the Inland Revenue under the Schedule, any alteration to a “key feature” (as defined in paragraph 118(3)(a) of the Schedule) shall not have effect unless and until the written approval of the Inland Revenue has been obtained in accordance with paragraph 4 of the Schedule.

6.2                           No alteration to the advantage of the persons who may participate in the Plan shall be made under Rule 6.1 to the provisions concerning eligibility, the individual limits on participation, the overall limits on the issue of shares under the Plan, the basis of determining how many shares employees receive and the adjustments that may be made following a rights issue or any other variation of capital without the prior approval by ordinary resolution of the members of the Company in general meeting.

6.3                           Rule 6.2 shall not apply to any minor alteration to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants, the Company, the trustees or any subsidiary.

7.                                 MISCELLANEOUS

7.1                           The rights and obligations of any individual under the terms of his employment with the Company or a Subsidiary shall not be affected by his participation in this Plan or any right which he may have to participate in it, and an individual who participates in it shall waive all and any rights to compensation or damages in consequence of the termination of his employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under this Plan as a result of such termination.

7.2                           Except where required by law, no money or money’s worth received by any individual under this Plan shall form part of his remuneration for any purpose whatsoever.

7.3                           In the event of any dispute or disagreement as to the interpretation of this Plan, or as to any question or right arising from or related to this Plan, the decision of the Board shall be final and binding upon all persons.

7.4                           Any notice or other communication under or in connection with this Plan may be given in such manner as the Board consider to be appropriate which may include communication by email or intranet or by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is an employee of the Company or a Subsidiary, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his employment.

PART A

8.                                 FREE SHARES

8.1                           Every Qualifying Employee shall enter into an agreement with the Company (a “Free Share Agreement”) in the terms of the draft in Appendix A.

8.2                           The Trustees, acting with the prior consent of the Board, may from time to time award Free Shares.

8.3                           The number of Free Shares to be awarded by the Trustees to each Qualifying Employee on an Award Date shall be determined by the Board in accordance with this Rule 8.

Maximum annual Award

8.4                           The Initial Market Value of the Shares awarded to a Qualifying Employee in any Tax Year shall not exceed £3,000 or such other limit as may be permitted by the Schedule from time to time.

Allocation of Free Shares by reference to performance

8.5                           The Board may stipulate that the number of Free Shares (if any) to be awarded to each Qualifying Employee on a given Award Date shall be determined by reference to Performance Allowances.

8.6                           If Performance Allowances are used, they shall apply to all Qualifying Employees.

8.7                           Where Performance Allowances are used:

8.7.1         they shall be determined by reference to such fair and objective criteria (performance targets) relating to business results or such other objective criteria as the Board shall determine over such period as the Board shall specify; and

8.7.2         performance targets shall be set for performance units of one or more employees (provided that an employee shall not be a member of more than one performance unit).

8.8                           Where the Board decides to use Performance Allowances it shall, as soon as reasonably practicable:

8.8.1         notify each employee participating in the Award of the performance targets and measures which, under the Plan, shall be used to determine the number or value of Free Shares awarded to him; and

8.8.2         notify all Qualifying Employees of any Participating Company, in general terms, of the performance targets and measures to be used to determine the number or value of Free Shares to be awarded to each Participant in the Award provided that the Board may exclude from such notice any information the disclosure of which the Board reasonably considers would prejudice commercial confidentiality.

8.9                           The Board shall determine the number of Free Shares (if any) to be awarded to each Qualifying Employee by reference to performance using Method 1 (Rules 8.10 and 8.11)

or Method 2 (Rule 8.12).  The same method shall be used for all Qualifying Employees for each Award.

Performance Allowances: method 1

8.10                     Subject to Rule 8.11, by this method:

8.10.1       at least 20% of Free Shares awarded in any performance period shall be awarded without reference to performance;

8.10.2       the remaining Free Shares shall be awarded by reference to performance; and

8.10.3       the highest Award made to an individual by reference to performance in any period shall be no more than four times the highest Award to an individual without reference to performance.

8.11                     If this method is used:

8.11.1       the Free Shares awarded without reference to performance (Rule 8.10.1) shall be awarded on the same terms as mentioned in Rule 4; and

8.11.2       the Free Shares awarded by reference to performance (Rule 8.10.2) need not be allocated on the same terms as mentioned in Rule 4.

Performance Allowances: method 2

8.12                     By this method:

8.12.1       some or all Free Shares shall be awarded by reference to performance;

8.12.2       the Award of Free Shares to Qualifying Employees who are members of the same performance unit shall be made on the same terms as mentioned in Rule 4; and

8.12.3       Free Shares awarded for each performance unit shall be treated as separate Awards.

Holding Period for Free Shares

8.13                     The Board shall, in relation to each Award Date, specify a Holding Period throughout which a Participant shall be bound by the terms of the Free Share Agreement.

8.14                     The Holding Period shall, in relation to each Award, be a specified period of not less than three years nor more than five years (or such other periods required by paragraph 31 of the Schedule from time to time), beginning with the Award Date and shall be the same for all Participants who receive an Award at the same time.  The Holding Period shall not be increased in respect of Free Shares already awarded under the Plan.

8.15                     A Participant may during the Holding Period direct the Trustees:

8.15.1       to accept an offer for any of his Free Shares if the acceptance or agreement shall result in a new holding being equated with those shares for the purposes of capital gains tax; or

8.15.2       to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for his Free Shares if the offer forms part of such a general offer as is mentioned in Rule 8.15.3; or

8.15.3       to accept an offer of cash, with or without other assets, for his Free Shares if the offer forms part of a general offer which is made to holders of shares of the same class as his shares, or to holders of shares in the same company and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of section 416 of the Taxes Act 1988; or

8.15.4       to agree to a transaction affecting his Free Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting:

(a)                     all of the ordinary share capital of the Company or, as the case may be, all the shares of the class in question; or

(b)                    all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan approved under the Schedule.

PART B

9.                                 PARTNERSHIP SHARES

9.1                           The Board may at any time invite every Qualifying Employee to enter into an agreement with the Company (a “Partnership Share Agreement”) in the terms of the draft in Appendix B.

9.2                           Partnership Shares shall not be subject to any provision under which they may be forfeit.

Maximum amount of deductions

9.3                           The amount of Partnership Share Money deducted from an employee’s Salary shall not exceed £125 in any month (or such other maximum amount as may for the time being be permitted by paragraph 36(1)(a) of the Schedule).  If the Salary is not paid monthly, such limit shall be calculated proportionately.

9.4                           The amount of Partnership Share Money deducted from a Participant’s Salary over an Accumulation Period shall not exceed 10% (or such other maximum amount as may for the time being be permitted by paragraph 36(1)(a) of the Schedule) of the total of the payments of Salary made to the Participant over that Accumulation Period or if there is no Accumulation Period, 10% (or such other maximum amount as may for the time being be permitted by paragraph 36(1)(a) of the Schedule) of the Salary payment from which the deduction is made.

9.5                           Any amount deducted in excess of that allowed by Rule 9.3 or 9.4 shall be paid over to the relevant employee, subject to both deduction of income tax under PAYE and NICs, as soon as practicable.

Minimum amount of deductions

9.6                           The minimum amount to be deducted under the Partnership Share Agreement in any month shall be the same in relation to all Partnership Share Agreements entered into in response to invitations issued on the same occasion.  It shall not be greater than £10 (or such other minimum amount as may for the time being be permitted by paragraph 37(2) of the Schedule).

Notice of possible effect of deductions on benefit entitlement

9.7                           Every Partnership Share Agreement shall contain a notice under paragraph 38 of the Schedule.

Restriction imposed on number of Shares awarded

9.8                           The Board may specify the maximum number of Shares to be included in an Award of Partnership Shares.

9.9                           The Partnership Share Agreement shall contain an undertaking by the Company to notify each Qualifying Employee of any restriction on the number of Shares to be included in an Award.

9.10                     The notification in Rule 9.9 shall be given:

9.10.1       if there is no Accumulation Period, before the deduction of the Partnership Share Money relating to the Award; and

9.10.2       if there is an Accumulation Period, before the beginning of the Accumulation Period relating to the Award.

Plan with no Accumulation Period

9.11       If there is no Accumulation Period, the Trustees shall apply Partnership Share Money to purchase Shares on behalf of the Qualifying Employee on the Acquisition Date.  The number of Shares awarded to each Participant shall be determined in accordance with the Market Value of the Shares on that date.

Plan with Accumulation Period

9.12       If there is an Accumulation Period, the Trustees shall apply the Partnership Share Money to acquire Shares on behalf of the Qualifying Employee on the Acquisition Date.

9.13       The number of Shares acquired on behalf of each Participant shall be determined by reference to the lower of:

9.13.1       the Market Value of the Shares at the beginning of the Accumulation Period; and

9.13.2       the Market Value of the Shares on the Acquisition Date.

9.14       If a transaction occurs during an Accumulation Period which results in a new holding of shares being equated for the purposes of capital gains tax with any of the Shares to be acquired under the Partnership Share Agreement, the Participant may agree that the Partnership Share Agreement shall have effect after the time of that transaction as if it were an agreement for the purchase of shares comprised in the new holding.

Surplus Partnership Share Money

9.15       Any surplus Partnership Share Money remaining after the purchase of Shares by the Trustees:

9.15.1       may, with the agreement of the Participant, be carried forward to the next deduction (where there is no Accumulation Period) or to the next Accumulation Period (where there is an Accumulation Period); and

9.15.2       in any other case, shall be paid over to the Participant, subject to both deduction of income tax under PAYE and NICs, as soon as practicable.

Scaling down

9.16       If the Company receives applications for Partnership Shares exceeding the Award maximum determined in accordance with Rule 9.8 then the following steps shall be taken in sequence until the excess is eliminated.

Step 1.      the excess of the monthly deduction chosen by each applicant over the amount specified in accordance with Rule 9.6 shall be reduced pro rata;

Step 2.     all monthly deductions shall be reduced to the amount specified in accordance with Rule 9.6;

Step 3.     applications shall be selected by lot, each based on a monthly deduction of the amount specified in accordance with Rule 9.6.

Each application shall be deemed to have been modified or withdrawn in accordance with the foregoing provisions, and each employee who has applied for Partnership Shares shall be notified of the change.

Withdrawal from Partnership Share Agreement

9.17       An employee may withdraw from a Partnership Share Agreement at any time by notice in writing to the Company.  Unless a later date is specified in the notice, such a notice shall take effect 30 days after the Company receives it.  Any Partnership Share Money then held on behalf of an employee shall be paid over to that employee as soon as practicable.  This payment shall be subject to income tax under PAYE and NICs.

Repayment of Partnership Share Money on withdrawal of approval or Termination

9.18       If approval to the Plan is withdrawn or a Plan Termination Notice is issued in respect of the Plan, any Partnership Share Money held on behalf of employees shall be repaid to them as soon as practicable, subject to deduction of income tax under PAYE, and NICs.

PART C

10.         MATCHING SHARES

10.1       The Partnership Share Agreement sets out the basis on which a Participant is entitled to Matching Shares in accordance with this Part C of the Plan.

General requirements for Matching Shares

10.2       Matching Shares shall:

10.2.1       be Shares of the same class and carrying the same rights as the Partnership Shares to which they relate;

10.2.2       subject to Rule 10.4, be awarded on the same day as the Partnership Shares to which they relate are acquired on behalf of the Participant; and

10.2.3       be awarded to all Participants on exactly the same basis.

Ratio of Matching Shares to Partnership Shares

10.3       The Partnership Share Agreement shall specify the ratio of Matching Shares to Partnership Shares for the time being offered by the Company and that ratio shall not exceed 2:1.  The Board may vary the ratio before Partnership Shares are acquired.  Employees shall be notified of the terms of any such variation before the Partnership Shares are awarded under the Partnership Share Agreement.

10.4       If the Partnership Shares on the day on which they are awarded under the Partnership Share Agreement are not sufficient to produce a Matching Share, the match shall be made when sufficient Partnership Shares have been acquired to allow at least one Matching Share to be appropriated.

Holding Period for Matching Shares

10.5       The Board shall, in relation to each Award Date, specify a Holding Period throughout which a Participant shall be bound by the terms of the Partnership Share Agreement.

10.6       The Holding Period shall, in relation to each Award, be a specified period of not less than three years nor more than five years (or such other periods required by paragraph 31 of the Schedule from time to time), beginning with the Award Date and shall be the same for all Participants who receive an Award at the same time.  The Holding Period shall not be increased in respect of Matching Shares awarded under the Plan.

10.7       A Participant may during the Holding Period direct the Trustees:

10.7.1       to accept an offer for any of his Matching Shares if the acceptance or agreement shall result in a new holding being equated with those original Shares for the purposes of capital gains tax; or

10.7.2       to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for his Matching Shares if the offer forms part of such a general offer as is mentioned in paragraph 10.7.3; or

10.7.3       to accept an offer of cash, with or without other assets, for his Matching Shares if the offer forms part of a general offer which is made to holders of shares of the same class as his Shares or to the holders of shares in the same company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of section 416 of the Taxes Act 1988; or

10.7.4       to agree to a transaction affecting his Matching Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting;

(a)       all of the ordinary share capital of the Company or, as the case may be, all the shares of the class in question; or

(b)       all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan approved under the Schedule.

10.8       Matching Shares shall be forfeited by a Participant and shall thereupon be held by the Trustees subject to the Plan available for future awards of Free Shares or Matching Shares for other eligible individuals if:

(i)              the Participant withdraws the Partnership Shares in respect of which the Matching Shares were awarded from the Plan in the Forfeiture Period; or

(ii)             the Participant ceases to be in Relevant Employment at any time in the Forfeiture Period other than

(a)       because of injury or disability;

(b)       on being dismissed by reason of redundancy;

(c)       by reason of a transfer to which the Transfer of Undertaking (Prohibition of Employment) Regulations 1981 apply;

(d)       by reason of a change in control or other circumstances ending the Associated Company status of the company by which he is employed;

(e)       by reason of retirement on or after he reaches Retirement Age; or

(f)        on his death.

PART D

11.         DIVIDEND SHARES

Reinvestment of cash dividends

11.1       The Free Share Agreement or Partnership Share Agreement, as appropriate, shall set out the rights and obligations of Participants receiving Dividend Shares under the Plan.

11.2       The Board may direct that any cash dividend in respect of Plan Shares held on behalf of Participants may be applied in acquiring further Plan Shares on their behalf.

11.3       Dividend Shares shall be Shares:

11.3.1       of the same class and carrying the same rights as the Shares in respect of which the dividend is paid; and

11.3.2       which are not subject to any provision for forfeiture.

11.4       The Board may decide to:

11.4.1       apply all Participants’ dividends, up to the limit specified in Rule 11.6, to acquire Dividend Shares;

11.4.2       to pay all dividends in cash to all Participants; or

11.4.3       to offer Participants the choice of either 11.4.1 or 11.4.2.

11.5       The Board may revoke any direction for reinvestment of cash dividends.

11.6       The amount applied by the Trustees in acquiring Dividend Shares shall not exceed £1,500 in each Tax Year (or such other limit specified from time to time in paragraph 54(1) of the Schedule).  For the purposes of this Rule 11, the Dividend Shares are those acquired under this Plan and those acquired under any other plan approved under the Schedule.  In exercising their powers in relation to the acquisition of Dividend Shares the Trustees must treat Participants fairly and equally.

11.7       If the amounts received by the Trustees exceed the limit in Rule 11.6, the balance shall be paid to the participant as soon as practicable.

11.8       The Trustees shall apply all the cash dividend to purchase Shares on behalf of the Participant on the Acquisition Date.  The number of Dividend Shares purchased on behalf of each Participant shall be determined by the Market Value of the Shares on the Acquisition Date.

Certain amounts not reinvested to be carried forward

11.9       Subject to Rule 11.7, any amount that is not reinvested:

11.9.1       because the amount of the cash dividend is insufficient to acquire a Share; or

11.9.2       because there is an amount remaining after acquiring the Dividend Shares;

may be retained by the Trustees and carried forward to be added to the amount of the next cash dividend to be reinvested.

11.10     If, during the period of three years beginning with the date on which the dividend was paid:

11.10.1     it is not reinvested; or

11.10.2     the Participant ceases to be in Relevant Employment; or

11.10.3     a Plan Termination Notice is issued

the amount shall be repaid to the Participant as soon as practicable.  On making such a payment, the Participant shall be provided with the information specified in section 234A(4) to (11) of the Taxes Act 1988 (information relating to distributions to be provided by nominee) as if it were a payment to which sub-section 4(b) of that section applies.

Holding Period for Dividend Shares

11.11     The Holding Period shall be a period of three years, beginning with the Acquisition Date.

11.12     A Participant may during the Holding Period direct the Trustees:

11.12.1     to accept an offer for any of his Dividend Shares if the acceptance or agreement shall result in a new holding being equated with those shares for the purposes of capital gains tax; or

11.12.2     to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for his Dividend Shares if the offer forms part of such a general offer as is mentioned in paragraph 11.12.3; or

11.12.3     to accept an offer of cash, with our without other assets, for his Dividend Shares if the offer forms part of a general offer which is made to holders of shares of the same class as his shares or to holders of shares in the same company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of section 416 of the Taxes Act 1988; or

11.12.4     to agree to a transaction affecting his Dividend Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting;

(a)       all of the ordinary share capital of the Company or, as the case may be, all the shares of the class in question; or

(b)       all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan approved under the Schedule.

11.13     Where a Participant is charged to tax in the event of their Dividend Shares ceasing to be subject to the Plan, they shall be provided with the information specified in section

234A(4) to (11) of the Taxes Act 1988 (information relating to distributions to be provided by nominee) as if it were a payment to which sub-section 4(b) of that section applies.

PART E

12.         COMPANY RECONSTRUCTIONS

12.1       The following provisions of this Rule 12 apply if there occurs in relation to any of a Participant’s Plan Shares (referred to in this Rule 12 as “the Original Holding”):

12.1.1       a transaction which results in a new holding (referred to in this Rule 12 as “the New Holding”) being equated with the Original Holding for the purposes of capital gains tax; or

12.1.2       a transaction which would have that result but for the fact that what would be the new holding consists of or includes a Qualifying Corporate Bond.

12.2       If an issue of shares of any of the following description (in respect of which a charge to income tax arises) is made as part of a company reconstruction, those shares shall be treated for the purposes of this Rule as not forming part of the New Holding:

12.2.1       redeemable shares or securities issued as mentioned in section 209(2)(c) of the Taxes Act 1988;

12.2.2       share capital issued in circumstances such that section 210(1) of the Taxes Act 1988 applies; or

12.2.3       share capital to which section 249 of the Taxes Act 1988 applies.

12.3       In this Rule 12:

“Corresponding Shares” in relation to any New Shares, means the Shares in respect of which the New Shares are issued or which the New Shares otherwise represent;

“New Shares” means shares comprised in the New Holding which were issued in respect of, or otherwise represent, shares comprised in the Original Holding.

12.4       Subject to the following provisions of this Rule 12, references in this Plan to a Participant’s Plan Shares shall be respectively construed, after the time of the company reconstruction, as being or, as the case may be, as including references to any New Shares.

12.5       For the purposes of the Plan:

12.5.1       a company reconstruction shall be treated as not involving a disposal of Shares comprised in the Original Holding; and

12.5.2       the date on which any New Shares are to be treated as having been appropriated to or acquired on behalf of the Participant shall be that on which Corresponding Shares were so appropriated or acquired.

12.6       In the context of a New Holding, any reference in this Rule 12 to shares includes securities and rights of any description which form part of the New Holding for the purposes of Chapter II of Part IV of the Taxation of Chargeable Gains Act 1992.

13.         RIGHTS ISSUES

13.1       Any shares or securities allotted under clause 10 of the Deed shall be treated as Plan Shares identical to the shares in respect of which the rights were conferred.  They shall be treated as if they were awarded to or acquired on behalf of the Participant under the Plan in the same way and at the same time as those shares.

13.2       Rule 12.1 does not apply:

13.2.1       to shares and securities allotted as the result of taking up a rights issue where the funds to exercise those rights were obtained otherwise than by virtue of the Trustees disposing of rights in accordance with this rule; or

13.2.2       where the rights to a share issue attributed to Plan Shares are different from the rights attributed to other ordinary shares of the company.

CLIFFORD CHANCE LLP

200 Aldersgate Street

London

EC1A 4JJ

APPENDIX A

The Diageo 2001 Share Incentive Plan (“the Plan”): Free Share Agreement

PLEASE USE BLOCK CAPITALS AND READ THE WHOLE OF THE AGREEMENT BEFORE SIGNING BELOW

This agreement is between:

Participant (“the Participant)

Name:

Home Address:

Payroll Number:

Company (“the Company”)

Name: Diageo plc

Registered Address: 8 Henrietta Place, London, W1G 0NB

Registered Number: 23307

This agreement sets out the terms on which the Participant agrees to take part under the terms of the Plan and is subject to the rules of the Plan.

The definitions in the Plan Rules apply to this agreement:

PARTICIPANT

1.           I agree to accept the Free Shares in Diageo plc awarded to me under the Plan.

2.           I agree to leave the Free Shares in the hands of the Trustees, and not to assign, charge or otherwise dispose of my beneficial interest in the shares for the whole of the Holding Period of [insert time - not less than 3 and not more than 5 years].

3.           I have read this agreement and agree to be bound by it and by the rules of the Plan.

COMPANY

4.           The Company agrees to arrange for shares in Diageo plc to be awarded and bought for me, according to the rules of the Plan.

5.           [Insert the terms (or a cross reference to an explanation of the terms) on which the Free Shares will be awarded].

Signature:	Date:	/ /

Rights and Obligations

6.           I agree that taking part in the Plan does not affect my rights, entitlements and obligations under my contract of employment, and does not give me any rights or additional rights to compensation or damages if my employment ceases.

7.           I may ask the Trustees for my Free Shares at any time after the end of the Holding Period, but I may have to pay income tax and National Insurance Contributions when they are taken out of the Plan.

8.           I agree to allow the Trustees to sell some or all of my shares to pay any income tax and National Insurance Contributions in respect of my shares ceasing to be subject to the Plan, unless I provide them in advance with sufficient funds to pay these amounts.

9.           If there is a rights issue, I agree to allow the Trustees to sell some of the rights attached to my shares in the Plan, in order to fund the exercise of the rights attached to other shares held by me in the Plan.

10.         I can at any time withdraw from this agreement, by writing to my employer.

11.         I agree that withdrawal from this agreement will not affect the terms on which I agreed to accept any shares that have already been awarded to or bought for me under the terms of the Plan.

12.         I understand that my obligations during the Holding Period will end:

(a)	if I cease to be in Relevant Employment;
(b)	if the Company terminates the Plan in accordance with Clause 21 of the Deed and I have consented to the transfer of the Shares to me.

13.         I understand that my obligations under the Holding Period are subject to:

(a)	the right of the Trustees to sell my shares to meet PAYE obligations;
(b)	the Trustees accepting at my direction an offer for my shares in accordance with the Plan.

APPENDIX B

The Diageo 2001 Share Incentive Plan (“the Plan”): Partnership Share Agreement

PLEASE USE BLOCK CAPITALS AND READ THE WHOLE OF THE AGREEMENT BEFORE SIGNING BELOW

This agreement is between:

Participant (“the Participant)

Name:

Home Address:

Payroll Number:

Company (“the Company”)

Name: Diageo plc

Registered Address: 8 Henrietta Place, London, W1G 0NB

Registered Number: 23307

Trustees (“the Trustees”)

Name:

Registered Address [if any]:

This agreement sets out the terms on which the Participant agrees to buy shares under the terms of the Plan and is subject to the rules of the Plan.  The definitions in the Plan Rules apply to this agreement:

NOTICE TO PARTICIPANT ABOUT POSSIBLE EFFECT ON BENEFITS

Deductions from your pay to buy Partnership Shares under this agreement may affect your entitlement to or the level of, some contributory social security benefits, statutory maternity pay and statutory sick pay.

They may also have a similar effect in respect of some contributory social security benefit paid to your wife or husband.

With this agreement you should have been given information on the effect of deductions from your pay to buy Partnership Shares on entitlement to social security benefits, statutory sick pay and statutory maternity pay.  The effect is particularly significant if your earnings are brought below the lower earnings limit for National Insurance purposes, and is explained in the information: it is therefore important that you read it.  If you have not been given a copy, ask your employer for it.  Otherwise a copy may be obtained from any office of the Inland Revenue, the Department of Social Security, or, in Northern Ireland, the Department for Social Development.  You should take the information you have been given into account in deciding whether to buy Partnership Shares.

PARTICIPANT	£ *

1.           I agree to allow my employer to deduct the following amount per [insert period] from my Salary:

2.           I agree that these deductions will be used to buy Partnership Shares in Diageo plc for me.

3.           I agree to accept Matching Shares in Diageo plc awarded to me under the Plan and leave them in the hands of the Trustees, and not to assign, charge or otherwise dispose of my beneficial interest in the shares for the whole of the Holding Period of three years.

4.           I understand that shares may fall in value as well as rise.

5.           I have read this agreement and agree to be bound by it and by the rules of the Plan.

COMPANY

6.           The Company agrees to arrange for shares in Diageo plc to be bought for me, according to the rules of the Plan.

7.           The Company agrees to provide [insert number] Matching Share(s) for every [insert number] Partnership Share(s).

8.           The Company undertakes to notify me of any restriction on the number of Partnership Shares available in the (or each) Award.

TRUSTEES

9.           The Trustees agree to keep my Salary deductions in [insert name of bank/building society] until they are used to buy shares in Diageo plc for me.

Signature:	Date:	/ /

*            Insert amount between [ ] and [ ] [per month] and not more than 10% of salary.

Rights and Obligations

1.           I agree that taking part in the Plan does not affect my rights, entitlements and obligations under my contract of employment, and does not give me any rights or additional rights to compensation or damages if my employment ceases.

2.           I may stop the deductions at any time, or begin them again, by writing to my employer, but I may not make up any amounts missed when deductions were stopped.

3.           I agree that the deductions from my salary, or the number of shares that I receive may be scaled down if the limit on the number of shares set by the Company for this Award is exceeded.

4.           I may ask the Trustees for my Partnership Shares at any time, but I may have to pay income tax and National Insurance Contributions when they are taken out of the Plan.

5.           I agree to allow the Trustees to sell some or all of my shares to pay any income tax and National Insurance Contributions in respect of my shares ceasing to be subject to the Plan, unless I provide them in advance with sufficient funds to pay these amounts.

6.           I agree that any deductions not used to buy shares will at the discretion of the Trustees be repaid to me after the deduction of any necessary income tax and/or National Insurance Contributions, or will be carried forward and added to the next deduction.  I further agree that if I cease to be in Relevant Employment and the total deductions held in the Plan which have not been used to buy shares equal 50 pence or less that amount shall be paid on my behalf to the Trustee and the Trustee shall give the deductions to a charity chosen at the discretion of the Trustee but if the total of such deductions exceeds 50 pence the money shall be returned to me.

7.           If there is a rights issue, I agree to allow the Trustees to sell some of the rights attached to my shares in the Plan, in order to fund the exercise of the rights attached to other shares held by me in the Plan.

8.           I can at any time withdraw from this agreement by writing to my employer.  Any unused deductions will be returned to me after the deduction of any necessary income tax and/or National Insurance Contributions.

9.           I agree that withdrawal from this agreement will not affect the terms on which I agreed to buy shares already held for me under the Plan.

Matching Shares

10.         The ratio of Matching Shares to Partnership Shares is 1 Matching Share for every 2 Partnership Shares and may be varied by the Company.

11.         If the ratio varies, the Company will notify me before the Partnership Shares are bought for me.

12.         I will lose my Matching Shares if:

•      I cease to be in Relevant Employment, or

•      I withdraw the Partnership Shares in respect of which the Matching Shares were awarded within 3 years from the date of the Award, unless the employment ceases for one of the following reasons -

(a)	injury or disability
(b)	redundancy
(c)	transfer of employment to which the Transfer of Undertaking (Protection of Employment) Regulations 1981 apply
(d)	change of control or other circumstances ending the Associated Company status of the company by which I am employed
(e)	retirement on or after reaching Retirement Age
(f)	death.

Partnership Share Money held by Trustees

13.         The Trustees are under no obligation to keep the deductions in an interest-bearing account, but if they do, they will pay the interest to me.

Holding Period: Matching Shares

14.         I understand that my obligations during the Holding Period will end:

(a)	if I cease to be in Relevant Employment, and this may lead to forfeiture of the Matching Shares;
(b)	if the Company terminates the Plan in accordance with Clause 21 of the Deed and I have consented to the transfer of the Shares to me.

15.         I understand that my obligations under the Holding Period are subject to:

(a)	the right of the Trustees to sell my shares to meet PAYE obligations;
(b)	the Trustees accepting at my direction an offer for my shares in accordance with the Plan.